Exhibit 8.1

[AKIN GUMP STRAUSS HAUER & FELD LLP LETTERHEAD]

June 17, 2009

HealthTronics, Inc.

9825 Spectrum Drive

Building 3

Austin, Texas 78717

Re: Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as counsel to HealthTronics, Inc. (“HealthTronics”), a Georgia corporation, in connection with the acquisition of Endocare, Inc. (“Endocare”), a Delaware corporation, pursuant to the transactions described in a Registration Statement on Form S-4 filed with the United States Securities and Exchange Commission on June 17, 2009 (the “Registration Statement”). Unless otherwise indicated, capitalized terms not defined herein have the meanings set forth in the Registration Statement. Pursuant to the Registration Statement, (a) HT Acquisition, Inc. (“Offeror”), a wholly owned subsidiary of HealthTronics, is offering to exchange for each share of Endocare common stock validly tendered and not properly withdrawn in the Offer, at the election of the holder of such shares, either cash or shares of HealthTronics common stock, and (b) promptly after completion of the Offer, HealthTronics will consummate a merger of Endocare with and into Offeror, with Offeror surviving the merger (the “Endocare Merger”) and, pursuant to the Endocare Merger, HealthTronics will issue in exchange for each share of Endocare common stock, at the election of the holder of shares of Endocare common stock, either cash or shares of HealthTronics common stock.

At your request, we have examined the Registration Statement to be filed on the date hereof with the Securities and Exchange Commission in connection with the registration of the shares of HealthTronics common stock to be issued to the stockholders of Endocare upon consummation of the proposed transactions.

You have requested that we render the opinion set forth below. In rendering this opinion, we have reviewed (without any independent investigation) the Registration Statement and such other documents as we have deemed necessary or appropriate. We have relied upon the truth and accuracy at all relevant times of the facts and statements contained in the Registration Statement and representations as to factual matters contained in the representation letter received from HealthTronics, and have assumed that the proposed transaction will be consummated in accordance with the terms set forth therein and without any waiver of any material provision thereof. We have further assumed the accuracy of any representation or statement made “to the knowledge of” or similarly qualified without such qualification.

Based upon the foregoing, and subject to the assumptions, exceptions, limitations and qualifications set forth herein and set forth in the discussion in the Registration Statement under the caption “Material U.S. Federal Income Tax Consequences”, it is our opinion that the discussion in the Registration Statement, under the caption “Material U.S. Federal Income Tax Consequences,” to the extent it constitutes descriptions of legal matters or legal conclusions, is accurate in all material respects.

This opinion represents our best judgment regarding the application of federal income tax laws under the Internal Revenue Code of 1986, as amended, existing judicial decisions, administrative regulations and published rulings and procedures. Our opinion is not binding upon the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service will not successfully assert a contrary position. This opinion is being delivered prior to the consummation of the proposed transaction and therefore is prospective and dependent on future events. No assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, or future factual developments, would not adversely affect the accuracy of the conclusion stated herein. We undertake no responsibility to advise you of any new developments in the facts or in the application or interpretation of the federal income tax laws. Furthermore, in the event any one of the facts or statements or assumptions upon which we have relied to issue this opinion is incorrect, our opinion might be adversely affected and may not be relied upon.

This opinion addresses only the matters described above, and does not address any other federal, state, local or foreign tax consequences that may result from the Offer, Endocare Merger, or any other transaction (including any transaction undertaken in connection with the foregoing). This opinion is rendered to you in connection with the filing of the Registration Statement and may be relied upon by persons entitled to rely on it pursuant to applicable provisions of federal securities law.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption “Material U.S. Federal Income Tax Consequences” in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended.

Very truly yours,

/s/ AKIN GUMP STRAUSS HAUER & FELD LLP